Exhibit 10.23(a)
Amendment to Employment Agreement
     This Amendment to Employment Agreement (this “Amendment”) is entered into effective as of July ___, 2009, between JetBlue Airways Corporation, a Delaware corporation (the “Company”) and Dave Barger (“Executive”).
     WHEREAS, Executive became the Chief Executive Officer of the Company on May 10, 2007.
     WHEREAS, on February 11, 2008, Executive and the Company entered into an Employment Agreement (the “Employment Agreement”). (Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Employment Agreement.)
     WHEREAS, in the Employment Agreement, the Term of Executive’s employment is defined as the period ending on February 11, 2011 (three years from the Effective Date of the Employment Agreement, if not earlier terminated by the parties).
     WHEREAS, the parties now desire to enter into this Amendment to extend the Employment Term through February 11, 2013, and to make certain other changes to the Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree that the Employment Agreement is hereby amended as follows:
1.	The “Term of Employment” described in Section 2 of the Employment Agreement is hereby amended to be that period beginning on the Effective Date of the Employment Agreement and ending on February 11, 2013, unless sooner terminated in accordance with the terms of the Employment Agreement.

2.	In connection with the execution of this Amendment, the Company shall grant to Executive restricted stock units with a fair market value on the date of grant of $250,000.00. These units shall be issued on August 20, 2009, which is the Company’s next regularly scheduled grant date. These units shall be issued in accordance with the terms and conditions of the Company’s Amended and Restated 2002 Stock Incentive Plan. These units shall vest in three tranches, one third per year commencing on the first anniversary of the grant date in 2010.

3.	Mr. Barger’s Base Salary shall be increased to $600,000.00 per year, retroactively effective to February 1, 2009, the effective date for the Company’s annual compensation increases for 2009.

4.	Paragraph 3(b) of the Employment Agreement shall be amended in its entirety to read as follows: Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive an annual incentive bonus (the “Bonus”) as provided by the Company to its senior executives in accordance with the terms then in place, which, at the time of the execution of this Agreement, is a target of 50% and a maximum of 100% of the Executive’s Base Salary; provided, however, that the actual amount of the Bonus shall be determined by the Compensation Committee in its sole and absolute discretion. The Bonus shall be paid at the same time bonuses are paid to other senior executives, but in no event later than March 15th of the year following the fiscal year to which the Bonus relates. If Executive’s employment terminates without Cause after the conclusion of a performance year but before March 15 of the subsequent year, Executive shall be eligible to be paid a Bonus as determined by the Company for the completed performance year. Except as provided in the preceding sentence, the Executive must remain continuously employed by the Company through the date on which the Bonus is paid to be eligible to receive such Bonus.
Except as specifically amended above, all other provisions of the Employment Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

JetBlue Airways Corporation
By:	/s/

ACCEPTED AND AGREED TO:
/s/
Dave Barger

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